Filed pursuant to Rule 433

Registration Statement Nos. 333-183038

333-185462

September 23, 2013

United Mexican States

Final Terms and Conditions

4.000% Global Notes due 2023

Issuer:	United Mexican States

Transaction:	4.000% Global Notes due 2023 (the “2023 Notes”)

Issue Currency:	USD

Issue Size:	U.S.$3,900,000,000

Ratings:	Baa1(stable)/BBB(positive)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	October 2, 2023

Pricing Date:	September 23, 2013

Settlement Date:

October 2, 2013 (T+7).

It is expected that delivery of the Notes will be made against payment therefor on the seventh day following the Pricing Date of the Notes (such settlement cycle being referred to herein as “T+7”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next three succeeding business days should consult their own advisors.

Coupon:	4.000%

Coupon Payment Frequency:	Semiannual

Issue price:	99.543% , plus accrued interest, if any, from October 2, 2013

Yield:	4.056%

Re-offer Spread over Benchmark:	+135bps

Reference Benchmark:	UST 2.500% due 2023 (price: 98-07 and yield: 2.706%)

Interest Payment Dates:	October 2 and April 2 of each year, commencing April 2, 2014 (subject to interest payment date convention disclosed in the pricing supplement)

Optional Redemption:	Make Whole Call at Treasuries +25bps (at any time, from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S.$3,882,177,000

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Denominations:	U.S.$2,000 and integral multiples thereof

Day Count:	30/360

Underwriters Discount:	0.200%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

CUSIP/ISIN:	91086Q BC1/ US91086QBC15

Joint Bookrunners /Allocation:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (U.S.$1,300,000,000) Goldman, Sachs & Co. (U.S.$1,300,000,000) Morgan Stanley & Co. LLC (U.S.$1,300,000,000)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus supplement and prospectus of Mexico, each dated December 20, 2012, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312513146690/d479944d424b2.htm . A preliminary pricing supplement, subject to completion on September  23, 2013, for the 2023 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312513374032/d601548d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2011 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512437075/d429436d18k.htm; http://www.sec.gov/Archives/edgar/data/101368/000119312512437075/d429436dex99d.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312512437075/d429436dex99e.htm.

Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2011, including each of Mexico’s recent developments sections, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312512510630/d457274d18ka.htm ; and http://www.sec.gov/Archives/edgar/data/101368/000119312512510630/d457274dex1.htm; for Amendment No. 1 filed with the Commission on December  20, 2012;

http://www.sec.gov/Archives/edgar/data/101368/000119312513004529/d463112d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312513004529/d463112dex1.htm ;

for Amendment No. 2 filed with the Commission on January 7, 2013;

http://www.sec.gov/Archives/edgar/data/101368/000119312513146697/d518267d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312513146697/d518267dex1.htm for Amendment No. 4 filed with the Commission on April  9, 2013; and

http://www.sec.gov/Archives/edgar/data/101368/000119312513374011/d601530d18ka.htm ; and

http://www.sec.gov/Archives/edgar/data/101368/000119312513374011/d601530dex1.htm for Amendment No. 6 filed with the Commission on September 23, 2013.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1- 800-294-1322, Goldman, Sachs & Co. toll free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll free at 1-800-624-1808.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.